CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Verity U.S. Treasury Fund, a series of Series Portfolios Trust, for the period ended September 30, 2024, which are included in Form N-CSR and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
Cohen & Company, LTD.
Milwaukee, Wisconsin
January 27, 2025